UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 18, 2014

HERITAGE COMMERCE CORP

(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Almaden Boulevard, San Jose, CA	95113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (408) 947-6900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                   Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2014, Keith Wilton joined Heritage Commerce Corp (the “Company”) and Heritage Bank of Commerce (the “Bank”), the Company’s banking subsidiary, as an Executive Vice President and Chief Operating Officer.  Mr. Wilton was formally with Santa Barbara Bank & Trust, now owned by UnionBanCal Corporation, where he served as Executive Vice President. He was also Corporate Executive Vice President and President of the Specialty Finance Group of Greater Bay Bancorp, prior to its acquisition by Wells Fargo in 2007. As President of the Specialty Finance Group, he had responsibility for healthcare practice financing, equipment leasing, asset based lending/factoring, residential mortgage lending, international trade finance, and SBA lending.

Mr. Wilton entered into an employment agreement, effective February 18, 2014, with the Company and the Bank.  The agreement is for one year and, thereafter, it will be automatically renewed annually for one year terms.  Under the agreement, Mr. Wilton will receive an annual salary of $280,000 with annual increases, if any, as determined by the Company’s Chief Executive Officer and Board of Directors Compensation Committee’s annual review of executive salaries.  Mr. Wilton will be eligible to participate in the Company’s Management Incentive Plan.  Mr. Wilton will also be eligible to participate in Company’s 401(k) plan, under which he may receive matching contributions.  Mr. Wilton will receive at no cost to him group life, health, accident, and disability insurance coverage for himself and his dependents.  Mr. Wilton will also receive an automobile allowance in the amount of $700 per month.

If Mr. Wilton’s employment is terminated by the Company or Bank without Cause, he will be entitled to a lump sum payment equal to one times the sum of his Base Salary and his Average Annual Bonus.  During a Change of Control Period if Mr. Wilton’s employment is terminated or there occurs, without Mr. Wilton’s written consent, a material adverse change in the nature and scope of his position, responsibilities, duties or a change of 30 miles or more in his location of employment, or any material reduction in his compensation or benefits and Mr. Wilton voluntarily terminates his employment (a good reason resignation), he will be entitled to a lump sum payment of two times the sum of his Base Salary and his Average Annual Bonus.  If Mr. Wilton’s employment agreement is terminated without Cause, his health insurance benefits will continue for an additional 12 months from the date of termination.  If Mr. Wilton’s employment is terminated as a result of a Change in Control, or for a good reason resignation as a result of a Change in Control, these benefits will continue for an additional 24 months from the date of termination.

Under the employment agreement, the Company agreed to issue 15,000 shares of restricted stock to Mr. Wilton.  The restricted stock will be subject to the terms of the Heritage Commerce Corp 2013 Equity Incentive Plan and a restricted common stock agreement. The restricted common stock will vest 25% per year over the next four years, subject to acceleration upon disability, death or a Change in Control.

Following the termination of his employment, Mr. Wilton has agreed to refrain from certain activities that would be competitive with the Company and the Bank within the counties in California in which the Bank has located its headquarters or branch offices.

A copy of Mr. Wilton’s employment agreement is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits

(d)                                      The following exhibits are included with this Report:

Exhibit 10.1 Keith Wilton Employment Agreement dated as of February 18, 2014

Exhibit 99.1 Press Release dated February 18, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERITAGE COMMERCE CORP

DATED: February 20, 2014	By:	/s/ Walter T. Kaczmarek
Walter T. Kaczmarek
Chief Executive Officer and President

Exhibit Index

Exhibit	Description

10.1	Keith Wilton Employment Agreement dated as of February 18, 2014

99.1	Press Release, dated February 18, 2014